Exhibit 10.18

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of December 27, 2010, between Noodles & Company, a Delaware corporation (the “Company”) and Catterton Management Company, L.L.C., a Delaware limited liability company (the “Management  Services Company”).  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of Delaware on the date of this Agreement, as amended from time to time (the “Charter”).

WHEREAS, the Company desires to retain the Management Services Company to provide, and the Management Services Company desires to provide, to the Company, certain management services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.             Term.  This Agreement shall be in effect commencing on the date hereof and ending upon the earliest of (a) such date as Catterton-Noodles, LLC, a Delaware limited liability company (the “Catterton Investor”), and its Permitted Transferees collectively hold less than 50% of the shares of Common Stock held by the Catterton Investor on the date of this Agreement (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or the like), (b) the date of consummation of an Initial Public Offering, (c) the date of consummation of an Acquisition or (d) the date of consummation of an Asset Transfer.  For the purposes of this Agreement, (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent of the Company’s voting power is transferred, and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

2.             Services.  The Management Services Company shall perform or cause to be performed such services for the Company and its affiliates as directed by the Board of Directors of the Company (the “Board”) and agreed to by the Management Services Company, which may, but are not required to, include, without limitation, the following:

(a)           general management consulting services;

(b)           identification, support, negotiation and/or analysis of acquisitions and dispositions;

(c)           support, negotiation and/or analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)           finance functions, including assisting in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e)           strategic planning functions, including evaluating major strategic alternatives; and

(f)            other services for the Company and its affiliates upon which the Board and the Management Services Company agree.

Nothing contained in this Agreement shall require the Management Services Company to perform any minimum level of activities pursuant to this Agreement.

3.             Fees.

(a)           Advisory Fee.

(i)            As consideration for services rendered hereunder the Company shall pay to the Management Services Company an annual fee of $500,000 (the “Advisory Fee”), which shall be paid in advance in quarterly installments of $125,000, payable on January 1, April 1, July 1 and October 1 of each year, or if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date, beginning on the date of this Agreement and ending upon termination of this Agreement; provided, however, that the installment of the Advisory Fee relating to the quarter in which this Agreement is executed, shall be pro rated for the balance of the quarter remaining as of the date of this Agreement and shall be paid on the date hereof In the event the Company is prohibited for any reason from paying the full amount of any such installment payment (a “Missed Installment Payment”) and/or from declaring and paying any dividend payable to the holders of Class C Common Stock of the Company pursuant to the Charter and in accordance with that certain letter agreement, dated as of the date hereof, by and among the Company, the Management Services Company and Argentia Private Investments Inc. (a “Missed Dividend Payment”), the payment of such Missed Installment Payment shall be automatically deferred until the date upon which the Company is permitted to pay the full amount of both any such Missed Installment Payment and any such Missed Dividend Payment.  Additionally, the Management Services Company may, in its sole discretion, defer all or a portion of the Advisory Fees until a date specifically agreed to by Management Services Company (a “Deferred Installment Payment”).  Missed Installment Payments and Deferred Installment Payments shall not accrue interest or penalties.  Upon the termination of this Agreement, the Company shall promptly pay to the Management Services Company any unpaid portion of the Advisory Fees, to the extent such payment was due and payable on or prior to such date.

(ii)           Notwithstanding any other provision of this Agreement, upon the occurrence of any liquidation, dissolution or winding up of the Company, the Company shall promptly pay to the Management Services Company any unpaid portion of the Advisory Fees, to the extent such payment was due and payable on or prior to such date.

(b)           Prohibited Payments.  If, on the date an Advisory Fee would otherwise be required to be paid by the Company hereunder, the making of such payment would violate the Credit Agreement, dated November 14, 2007, as amended by the First Amendment to Credit Agreement, dated December 17, 2008, and the Second Amendment to Credit Agreement, dated November 26, 2010, among Noodles & Company, a Delaware corporation, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as such agreement may be amended or superseded by a successor credit agreement from time to time, the “Senior Credit Agreement”), then the Advisory Fee shall not be paid on such date and shall, in lieu thereof, be paid on the earliest subsequent date on which payment thereof shall not violate the Senior Credit Agreement.

4.             Personnel.  The Management Services Company shall provide and devote to the performance of this Agreement such employees, affiliates and agents of the Management Services Company as it shall deem appropriate to the furnishing of the services required.  The parties acknowledge and agree that this Agreement shall not create an agency relationship between either of the Company or any affiliate of the Company and the Management Services Company, and no party shall have the authority to bind the other.

5.             Liability.  Neither the Management Services Company nor any of its affiliates, members, partners, employees or agents shall be liable to the Company or any of its subsidiaries, stockholders or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, except to the extent any such loss, liability, damage or expense is held in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of the Management Services Company or any of its affiliates, members, partners, employees or agents.

6.             Indemnity.  The Company shall defend, indemnify and hold harmless the Management Services Company and its affiliates, members, partners, employees and agents (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to which any Indemnified Person may become subject, relating to or arising out of the performance of services contemplated by this Agreement, except to the extent such Losses are held in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, willful misconduct or gross negligence.  The Company at its own cost and expense shall defend any and all suits or actions (just or unjust) (a) which may be brought against any Indemnified Person relating to or arising out of the performance of services contemplated by this Agreement by such Indemnified Person, (b) in which any Indemnified Person may be impleaded with others upon any claim or claims relating to or arising out of the performance of services contemplated by this Agreement by such Indemnified Person or (c) upon any matter directly or indirectly related to or arising out of this Agreement or the performance hereof by any Indemnified Person; provided, however, each Indemnified Person shall promptly reimburse the Company for all costs and expenses incurred by the Company in defending any such claim or claims if it shall ultimately be held in a final non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified hereunder with respect to any Losses arising out of or relating to such claim or claims.

7.             Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by e-mail or courier service (if delivery is confirmed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Management Services Company:	c/o Catterton Partners 7 Greenwich Office Park, Suite 200 599 West Putnam Avenue Greenwich, CT 06830 Attn: Andrew C. Taub E-mail: andrewt@cpequity.com

With a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Attn: Steven R. Shoemate, Esq. E-mail: SShoemate@gibsondunn.com

If to the Company:	Noodles & Company 520 Zang Street, Suite D Broomfield, CO 80021 Attn: General Counsel E-mail: pstrasen@noodles.com

With a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Attn: Steven R. Shoemate, Esq. E-mail: SShoemate@gibsondunn.com

8.             Assignment.  Neither this Agreement, nor any right, remedy, obligation or liability arising hereunder may be assigned by either party without the prior written consent of the other party hereto; provided, however, that the Management Services Company may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the other parties hereto.  Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

9.             Successors.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or portable document format (“PDF”) signature and a facsimile or PDF signature shall constitute an original for all purposes.

11.          Entire Agreement; Modification; Governing Law.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.  This Agreement sets forth the entire understanding of the parties and may be modified only by a written instrument duly executed by each party.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be construed and enforced in accordance with and governed by the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

12.          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOODLES & COMPANY

By:	/s/ Paul A. Strasen
Name:
Title:

CATTERTON MANAGEMENT COMPANY, L.L.C.

By:	/s/ J. Michael Chu
Name: J. Michael Chu
Title: Authorized Person

[Signature Page to Management Services Agreement]